Exhibit 99.1

News Release

San Juan Basin Royalty Trust

Announces February Cash Distribution and Hilcorp’s 2024 Capital Plan

DALLAS, Texas, February 16, 2024 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $1,410,308.78 or $0.030258 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of December 2023. The distribution is payable March 14, 2024, to the Unit Holders of record as of February 29, 2024.

For the production month of December 2023, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $2,227,411 gross ($1,670,558 net royalty amount to the Trust).

Hilcorp reported $5,870,154 of total revenue from the Subject Interests for the production month of December 2023, consisting of $5,710,019 of gas revenues and $160,135 of oil revenues. For the Subject Interests, Hilcorp reported $3,642,743 of production costs for the production month of December 2023, consisting of $2,411,535 of lease operating expense, $786,192 of severance taxes and $445,016 of capital costs.

Based upon information provided to the Trust by Hilcorp, gas volumes for the subject interests for December 2023 totaled 1,909,007 Mcf (2,121,119 MMBtu), as compared to 1,877,464 Mcf (2,086,071 MMBtu) for November 2023. Dividing gas revenues by production volume yielded an average gas price for December 2023 of $2.99 per Mcf ($2.69 per MMBtu), as compared to an average gas price for November 2023 of $2.96 per Mcf ($2.67 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Hilcorp has also provided the Trust with its 2024 capital project plan for the Subject Interests (the “2024 Plan”), and Hilcorp has estimated its 2024 capital expenditures for the Subject Interests to be $36.0 million.

Hilcorp informed the Trust that the 2024 Plan for the Subject Interests includes 39 projects. Approximately $27.0 million of the $36.0 million budget in the 2024 Plan will be allocated to three new drill projects, including one well planned to be dually completed in the Dakota/Mesaverde formations and two new wells planned to be completed in the Mancos formation. Approximately $8.0 million of the $36.0 million budget will be allocated to 36 projects for recompletions and workovers in the Mesaverde and Fruitland Coal formations, and approximately $1.0 million of the $36.0 million budget will be allocated to facilities projects related to natural gas compression and other facility projects. Hilcorp further informed the Trust that its planned project status for 2024 is subject to revision if Hilcorp revises its assumptions underlying the 2024 Plan, and that actual capital costs may vary from these estimates.

Hilcorp’s actual capital expenditures during its 2023 accounting period (which corresponds to the Trust’s distribution months of March 2023 through February 2024) totaled approximately $2.2 million. These capital expenditures were allocated to 20 recompletion and workover projects completed during the period.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: royaltytrustgroup@argenttrust.com